Exhibit 10.19

Supplementary Agreement
(Translated Version)

Party A: Shandong Institute of Biological Products

Party B: Shandong Taibang Biological Products Co., Ltd.

Party C: Logic Express Ltd.

Due to the expansion of the production line in 2007, Party B needs more fund to support its operation. Following the mutually and friendly consultation to all parties, the following supplementary agreement is confirmed:

With reference to the loan agreement of RMB5,271,146.07 signed on November 30, 2006 among the Three Parties, all parties to the agreement agreed that the maturity date be extended to August 31, 2008 with other terms and conditions remain unchanged.

Seal: Shandong Institute of Biological Products

Seal: Shandong Taibang Biological Products Co., Ltd.

Seal: Logic Express Ltd.

Date: September 1, 2007